Exhibit 16.1

May 22, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of GUOCHUN INTERNATIONAL INC.’s Form 8-K dated May 22, 2025, and agree with the statements made in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Kirtane & Pandit LLP

Kirtane & Pandit LLP

Pune, Republic of India